Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp's Acquisition of Genzyme Genetics Clears Antitrust Review

Burlington, NC, November 18, 2010 - Laboratory Corporation of America® Holdings (NYSE: LH) today announced that it has received early termination from the Federal Trade Commission of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, applicable to the acquisition of Genzyme Genetics, a business unit of Genzyme Corp. (NASDAQ:  GENZ) by LabCorp.

As previously announced, LabCorp entered into a definitive agreement under which LabCorp will acquire Genzyme Genetics, a business unit of Genzyme Corporation in an all cash transaction valued at $925 million.  Net of expected income tax benefits, less acquisition-related expenses, the acquisition has a net cash cost to LabCorp of approximately $795 million.  The expiration of the waiting period under the HSR Act satisfies one of the conditions necessary for the consummation of the pending acquisition, which LabCorp expects to close on or around December 1st, 2010.

Genzyme Genetics is a leading provider of complex reproductive and oncology testing services and the preferred provider for such services to maternal fetal medicine specialists and obstetrician / gynecologists nationally.  The business performs more than 1.5 million high-quality, high-clinical value tests annually with reported revenue in 2009 of approximately $371 million.  The expansive menu of complex tests offered includes technologies that span the continuum of care, ranging from maternal serum screening and prenatal diagnostics to carrier screening and postnatal testing services.  Genzyme Genetics also has a broad network of board-certified geneticists and genetic counselors, offering infertility and prenatal genetic counseling expertise to physicians and patients.

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.